                                                                 EXHIBIT 10.03

                              PROCESSING AGREEMENT

         THIS PROCESSING AGREEMENT (the "Agreement") is made and entered into this 20th day of December, 2001, between Akorn, Inc., a Louisiana Corporation ("Akorn") and NeoPharm, Inc., a Delaware Corporation ("NeoPharm").

         WHEREAS, NeoPharm is a pharmaceutical company which has developed certain chemotherapeutic agents (the "Products");

         WHEREAS, Akorn owns and operates a lyophilization facility located at 1222 West Grand Avenue, Decatur, Illinois (the "Facility") and has the ability and capacity to process and finish pharmaceutical products; and

         WHEREAS, NeoPharm desires to contract with Akorn to process and finish the Products at the Facility, and Akorn desires to provide such services, on the terms and conditions set forth herein

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:


                                   ARTICLE I
                    PROCESSING ESTIMATE/DELIVERY OF PRODUCTS

         Section 1.1. PROCESSING ESTIMATE. At least thirty (30) days prior to the Effective Date (as defined herein), and at least thirty (30) days prior to the commencement of each twelve (12) month period thereafter, NeoPharm shall deliver to Akorn its good faith estimate (the "Estimate") of the quantity of Products to be Processed (as defined herein) by Akorn hereunder for the upcoming twelve (12) month period. Such estimate shall be non-binding, and NeoPharm shall update the Estimate quarterly based upon its expected Processing needs. Akorn agrees to allocate to the Processing of NeoPharm's Products no less than fifteen percent (15%) of the Facility's Processing capacity during every twelve (12) month period during the Term of this Agreement; the actual allocation of the Facility's capacity to NeoPharm for such period shall be agreed upon by the parties and is referred to herein as the "Processing Maximum". Processing Capacity shall be measured in terms of hours usage of the Facility. NeoPharm shall have the right to audit Akorn's books and records to ascertain compliance with this Section 1.1.

         Section 1.2. PURCHASE ORDERS. From time to time, NeoPharm shall provide Akorn with a purchase order (the "Purchase Order") which shall set forth the Product to be Processed and the quantity of Bulk Product to be Processed by Akorn (the "Batch"). Akorn shall provide NeoPharm with written acceptance of the Purchase Order, which acceptance shall set forth the date the Processing Run (as defined herein) for the Batch covered by such Purchase Order shall commence (the "Processing Run Commencement Date"). Akorn agrees that the Pocessing Run Commencement Date shall be no later than fourteen (14) days after Akorn's receipt of the

Purchase Order. Akorn shall use its best efforts to accommodate NeoPharm's request to amend a Purchase order to modify the size of a Batch to be Processed.

         Section 1.3. ESTIMATED YIELD. Upon Akorn's acceptance of a Purchase Order, Akorn shall calculate the estimated Final Product to be manufactured (the "Estimated Yield") from the Batch that is the subject of the Purchase Order. The Estimated Yield factor to be applied to each Purchase Order shall be based upon the optimum yield determined from the first (3) Processing Runs of a particular Product. Such determination and each such Processing Run shall be performed and conducted in the presence of a NeoPharm representative. In the event NeoPharm disagrees with Akorn's Estimated Yield, the Parties shall in good faith agree upon a third party to review the data Akorn utilized to calculate the Estimated Yield. The findings of such third party shall be binding on both parties. In the event that the actual yield of any Batch is less than ninety-five percent (95%) of the Estimated Yield, NeoPharm shall be entitled to an investigation of the reason(s) for the reduced yield of the Batch, and NeoPharm shall be entitled to an equitable reduction (the "Yield Credit") in the Processing Fee (as defined herein).

         Section 1.4. DELIVERY OF BULK PRODUCTS. At least fifteen (15) business days prior to each Processing Run Commencement Date, NeoPharm shall deliver to Akorn sufficient amounts of Bulk Product for such Processing Run along with any applicable vial labeling materials. For purposes of this Agreement, Bulk Product shall mean formulated solutions of the Products. NeoPharm warrants that all Bulk Product provided hereunder shall meet all applicable specifications and shall have been produced in compliance with applicable federal, state and local laws and regulations, including, without limitation, the Good Manufacturing Practices Regulations ("GMPs") of the United States Food and Drug Administration ("FDA"), 21 C.F.R. part 211, in effect at the time of Processing. In connection with the delivery of Bulk Product, NeoPharm shall provide Akorn with written certification of the sterility of Bulk Product.

         Section 1.5. OWNERSHIP/RISK OF LOSS. NeoPharm shall own all Bulk Product delivered by NeoPharm and all Finished Product (as defined herein) Processed by Akorn and, except in a case giving rise to Akorn's indemnification responsibilities hereunder, NeoPharm shall bear the risk of loss with respect to such materials.

                                   ARTICLE II
                           PROCESSING OF BULK PRODUCTS

         Section 2.1. PROCESSING OBLIGATIONS. Commencing with each Processing Run Commencement Date, Akorn shall Process the Bulk Product corresponding to the applicable Purchase Order in accordance with the terms of this Article II (each a "Processing Run"). For purposes of this Agreement, "Processing" shall mean filling into vials, lyophilizing, inspecting and packaging the Bulk
Product in order to produce finished pharmaceutical dosage forms of the Products (the "Finished Product"). The parameters (the "Processing
Parameters") under which Akorn shall Process the Bulk Product shall be mutually agreed upon by the Parties at least thirty (30) days prior to the Effective Date and shall be attached hereto as Schedule 2.1. Any amendments and/or additions to the Processing Parameters or the equipment, test methods, specifications or any other requirement of this Agreement or with respect to the operation of the Facility, must be mutually agreed to by the parties in writing and shall be attached to Schedule 2.1. Notwithstanding the foregoing and in addition to any supplemental parameters agreed to by the parties with respect to a particular Processing Run, Akorn's Processing at a minimum shall consist of the following components:

                  (a) Preparation and retention of the master production and control records required by the FDA for each Product pursuant to 21 CFR 600.12 (the "Batch Records") as approved by Akorn and NeoPharm.

                  (b) Compliance with the applicable standards from the USP-NF guidelines.

                  (c) Furnishing vials, stoppers and seals for the Products and conducting the appropriate inspection, testing and release thereof.

                  (d) Preparation and sterilization of vials and stoppers in accordance with Akorn's Standard Procedures;

                  (e) Aseptically filling vials within tolerance limits set by NeoPharm and holding filled vials under specified conditions which shall be provided by NeoPharm until loaded in lyophilizer;

                  (f) Aseptically stopping and sealing lyophilized product vials.

                  (g) Performance of Quality Control Testing of finished dosage forms in accordance with NeoPharm's specifications.

                  (h)      Inspection of the finished dosage form.

                  (i) Storage of quarantined vials at mutually agreed upon temperatures until instructed by NeoPharm to ship the Finished Product.

                  (j) Shipping of the Finished Product in accordance with NeoPharm's specifications.

         Section 2.2. ADDITION OF OTHER PRODUCTS TO THE AGREEMENT. NeoPharm may add additional pharmaceutical products to be Processed by Akorn. The parties shall mutually agree upon any Processing Parameters and the Processing Fee for such additional products.

         Section 2.3. REPRESENTATIONS AND WARRANTIES OF AKORN. Akorn agrees that in performing the Processing services hereunder, it shall comply with applicable GMPs and that it shall use its best efforts to maintain the Facility in such a fashion as to be in compliance with all applicable federal, state and local rules and regulations. Akorn agrees that it shall maintain all licenses and permits required by any applicable federal, state or local agency, including but not limited to the FDA, in order to operate the Facility and provide the Processing services required hereunder. Without limiting the generality of the foregoing, Akorn agrees that it will cause its employees and agents to follow all procedures developed and implemented in connection with the removal of the warning letter sanctions pursuant to Form 483 or current GMP regulations issued or imposed by the FDA with regard to the Facility. Akorn also agrees to store all manufacturing and laboratory records on the site where the Processing is performed and to keep such records readily available. Further, Akorn represents and warrants that it shall use its best efforts to insure that all filtration, filling and lyophilization of the Product by Akorn shall be done in an aseptic processing environment and in accordance with the Processing Parameters.

         Section 2.4. FACILITIES INSPECTION. During the Term of this Agreement, NeoPharm shall have the right, at its expense, to audit the Facility for Akorn's compliance with GMPs and any other applicable laws. NeoPharm agrees to provide Akorn with reasonable prior notice of the date of such audit. In addition to the foregoing, NeoPharm shall have the right to designate an individual to be at the Facility to monitor each Processing Run. NeoPharm agrees that its employees or agents who inspect the Facility or who are on site at the Facility during a Processing Run will comply with Akorn's rules, regulations and GMPs.

         Section 2.5. AKORN OBLIGATION TO MEET REQUIREMENTS. Akorn agrees to fulfill, in each twelve (12) month period during the Term of this Agreement (as defined herein), all Purchase Orders placed by NeoPharm up to one hundred percent (100%) of NeoPharm's most recently updated Estimate. Akorn shall use reasonable efforts to supply any quantity ordered by NeoPharm of Product in excess of the Estimate subject to Akorn's production scheduling capabilities and commitments to other customers.

         Section 2.6. SUBCONTRACTING. Akorn shall not pass to a third party any work entrusted to it under this Agreement without first obtaining NeoPharm's written approval of such arrangements, which approval shall not be unreasonably withheld.

         Section 2.7. QUALITY ASSURANCE DEPARTMENT. Akorn agrees that at all times during the term of this Agreement, it shall maintain a quality assurance department (the "Quality Assurance Department") for purposes of monitoring the quality of Akorn's Processing hereunder and for purposes of approving each Batch Processed hereunder. Akorn agrees that upon NeoPharm's request, it shall provide NeoPharm with copies of the policies, procedures and findings of the Quality Assurance Department.

                                  ARTICLE III
                              SHIPMENT AND STORAGE

         Section 3.1. STORAGE. Akorn shall store and handle the Bulk Product and Finished Product as required by the Processing Parameters. Akorn shall take such actions as are reasonably necessary to protect the Bulk Product and Finished Product from damage and deterioration. Vials of Finished Product will be stored at the recommended controlled temperature until shipped as instructed by NeoPharm.

         Section 3.2. RELEASE OF FINISHED PRODUCT. Upon Akorn's Quality Assurance Department's written release of a Batch of Finished Product, Akorn shall promptly ship the Finished Product to NeoPharm or, at NeoPharm's discretion, warehouse Finished Product, in accordance with FDA and GMP warehousing procedures, for a maximum of thirty (30) days at no cost, and thereafter at charges to be mutually agreed upon, to the extent warehousing space is available. Akorn shall provide NeoPharm with properly completed Batch Records, prepared in conformance with the Processing Parameters, within five (5) days following Akorn's written release of such Batch but, in no event more than four (4) weeks from the date the Processing Run is completed (i.e., the date the filling or lyophilization is completed).

         Section 3.3. TRANSFER OF FINISHED PRODUCT TO NEOPHARM. Finished Product shall be shipped to NeoPharm in accordance with NeoPharm's written instructions. Unless otherwise agreed to in writing by the Parties, there shall be only one shipment per Batch of Finished Product. NeoPharm shall be responsible for all costs associated with the shipment of Finished Product

         Section 3.4. REJECTION. NeoPharm may reject any Batch of Finished Product failing to meet any of the Processing Parameters by providing Akorn with written notice of such rejection (the "Rejection") within sixty (60) days following NeoPharm's receipt of the applicable Batch Records and written notice from Akorn stating that Akorn's Quality Assurance Department has approved the Batch. Any rejection by NeoPharm pursuant to this Section 3.4 shall be accompanied by a report of analysis, including a product sample from the Batch analyzed. NeoPharm's failure to reject a Batch of Finished Product in the manner set forth above shall constitute acceptance thereof except to the extent that any defect in the Batch was not discovered by NeoPharm after exercising due diligence and using customary testing procedures accepted in the industry and provided that NeoPharm notifies Akorn of any such defect within a reasonable time after NeoPharm discovers or should have discovered the defect and before any substantial change in the condition of the Batch which is not caused by such defect. In the event Akorn accepts NeoPharm's Rejection, NeoPharm shall be entitled to a credit against the Processing Fee (the "Rejection Credit") equal to the Processing Fee for such Batch and the cost, not to exceed $25,000, of NeoPharm's Bulk Product. In the event the Parties can not agree upon whether the Rejection was justified, the Parties shall mutually agree upon a third party to test samples of such Batch and to review records and test data and other relevant information developed by both parties relating thereto to ascertain whether the Batch was manufactured in accordance with the Processing Parameters. The findings of such third party shall be binding on both parties. If the third party determines that the Batch was manufactured in accordance with the Processing Parameters, NeoPharm shall be deemed to have accepted the affected Batch. If the third party determines that the Batch was not manufactured in accordance with the Processing Parameters, NeoPharm shall be entitled to the Rejection Credit. The Parties shall share the costs of any such third party testing. In the event a Batch was properly Rejected, Akorn agrees that NeoPharm shall be entitled to a replacement Processing Run, regardless of whether such replacement Processing Run will cause NeoPharm to exceed the Processing Maximum.

                                   ARTICLE IV
                              PRICE OF MANUFACTURE

         Section 4.1. PRICE. In consideration of the Processing provided by Akorn hereunder, NeoPharm agrees to pay Akorn a processing fee (the "Processing Fee"), as modified by the Yield Credit or the Rejection Credit, if applicable. The Processing Fee shall be mutually agreed upon by the Parties at least thirty
(30) days prior to the Effective Date based upon the Processing Parameters for each Product, after a trial run if necessary, and shall be attached hereto as
Schedule 4.1.

         Section 4.2. MOST FAVORED PRICING. Akorn agrees that the Processing Fee charged to NeoPharm hereunder shall be no higher than the lowest fee charged by Akorn to any customers with similar processing requirements for Processing at the Facility, regardless of any discounts afforded to such other customers. NeoPharm shall have the right to audit Akorn's books and records to ascertain compliance with this Section 4.2.

                                  ARTICLE V
                            TERM AND TERMINATION

         Section 5.1. TERM. This Agreement shall have an initial term (the "Initial Term") commencing on the date the warning letter sanctions imposed by the FDA pursuant to Form 483 or current GMP regulations on Akorn and/or the Facility have been removed (the "Effective Date") and ending on THE LATER OF (i) the fifth (5th) anniversary of the Effective Date, or (ii) two (2) years after the date on which Akorn pays all amounts of principal and accrued interest under that certain Promissory Note (the "Note"), dated December 20, 2001, issued by Akorn to NeoPharm in exchange for a loan in principal amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) plus interest. This Agreement will automatically extend for two additional, five-year terms (each, an "Additional Term") beyond the Initial Term, provided, however, that either NeoPharm or Akorn may terminate this Agreement at the end of the Initial Term or an Additional Term, as the case may be, by sending a termination notice ninety (90) days prior to the end of such Initial Term or Additional Term. Notwithstanding the foregoing, in the event the warning letter sanctions pursuant to Form 483 or current GMP regulations have not been removed by June 30, 2003 or in the event the Akorn has not received validation from the FDA with respect to Processing NeoPharm's Products by such date, NeoPharm may terminate this Agreement upon written notice to Akorn.

         Section 5.2. VOLUNTARY TERMINATION. NeoPharm or Akorn may terminate this Agreement for any reason, provided that the terminating party first serves written notice of such termination on the other party no later than one hundred eighty (180) days prior to the date of such termination. Notwithstanding the foregoing, Akorn shall not have the right to voluntarily terminate this Agreement until the Note has been paid in full and for two (2) years thereafter.

         Section 5.3. TERMINATION FOR MATERIAL BREACH. Either party may terminate this Agreement in the event of a material breach by the other, provided that the party asserting such breach first serves written notice of the alleged breach on the offending party and such alleged breach is not cured within thirty (30) days of the offending party's receipt of such notice.

         Section 5.4. TERMINATION FOR REJECTED FINISHED PRODUCTS. NeoPharm may terminate this Agreement upon written notice to Akorn in the event NeoPharm property rejects three (3) consecutive Batches of Finished Product or six (6) Batches of Finished Product within a two (2) month period.

         Section 5.5. TERMINATION FOR INSOLVENCY. In the event that either party shall admit in writing that it can not pay its debts, or shall suspend its business, or shall file a voluntary petition or any answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of all or a substantial part of its property (such party, upon the occurrence of any such event, a "Bankrupt Party"), then, to the extent permitted by the law, the other party hereto may thereafter immediately terminate this Agreement by giving notice of termination to the Bankrupt Party.

         Section 5.6. EFFECT OF EXPIRATION OR TERMINATION. Upon termination or expiration of this Agreement, neither party shall have any further obligations to the other party except for those obligations which accrued prior to the date of termination or those obligations which are intended to survive the termination or expiration of this Agreement.

         Section 5.7. AKORN OBLIGATIONS UPON EXPIRATION OR TERMINATION. Upon the expiration of this Agreement or its earlier termination, Akorn shall, at the request of NeoPharm and at NeoPharm's expense, return or dispose of all Bulk Product or Finished Product to NeoPharm or to a third party pursuant to the instructions of NeoPharm.



                                   ARTICLE VI
                                 INDEMNIFICATION

         Section 6.1. AKORN INDEMNITY. Akorn agrees to indemnify, protect and defend NeoPharm and hold NeoPharm harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party which (i) arise as the result of Akorn's breach of this Agreement or of any warranty or representation made to NeoPharm under this Agreement; or (ii) which result from any claim made against NeoPharm in connection with Akorn's manufacture of defective Finished Product for NeoPharm. Upon the filing of any such legal claim or lawsuit against NeoPharm, NeoPharm shall promptly notify Akorn, in writing, of any such claim and Akorn shall, at its expense, with attorneys reasonably acceptable to NeoPharm, handle, defend and control such claim or lawsuit. Failure to notify Akorn promptly of the commencement of any such action, if prejudicial to the ability to defend such action, shall relieve Akorn of any liability to NeoPharm under this Section 6.1. NeoPharm shall have the right to participate in the defense of such action at its expense with counsel of its choosing.

         Section 6.2. NEOPHARM INDEMNITY. NeoPharm agrees to indemnify, protect and defend Akorn and hold Akorn harmless from and against any claims, damages, liabilities, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party, which (i) arise out of NeoPharm's breach of this Agreement or of any warranty or representation to Akorn under this Agreement; or
(ii) result from the negligent acts or willful malfeasance on the part of NeoPharm or employees or agents, in connection with NeoPharm's sale, marketing or distribution of Product manufactured by Akorn or other activities or actions in connection with the Finished Product. Upon the filing of any such legal claim or lawsuit against Akorn, Akorn shall promptly notify NeoPharm, in writing, of any such claim and NeoPharm shall, at its expense, with attorneys reasonably acceptable to Akorn, handle, defend and control such claim or lawsuit. Failure to notify NeoPharm promptly of the commencement of any such action, if prejudicial to the ability to defend such action, shall relieve NeoPharm of any liability to Akorn under this Section 6.2. Akorn shall have the right to participate in the defense of such action at its expense with counsel of its choosing.



                                  ARTICLE VII
                             RIGHT OF FIRST REFUSAL

         Section 7.1. GRANT OF RIGHTS. Akorn agrees that in the event it receives a bona fide third party offer (an "Offer") to acquire the Facility from an unrelated third party (exclusive of an offer to acquire a controlling interest in the outstanding shares of stock or substantially all of the assets of Akorn), it shall provide NeoPharm with written notice of the terms and conditions of such Offer.

         Section 7.2. RIGHT OF FIRST REFUSAL. Upon its receipt of the notice contemplated by Section 7.1, NeoPharm shall have the right to acquire the Facility on the same terms and conditions as are set forth in the Offer (or their cash equivalent in the event the Offer contains consideration other than cash). In order to exercise the foregoing right, NeoPharm must provide Akorn written notice of its exercise within thirty (30) days of its receipt of the written notice from Akorn.


                                  ARTICLE VIII
                                 CONFIDENTIALITY

         Section 8.1. CONFIDENTIAL INFORMATION. Each party (the "Receiving Party") shall maintain in confidence all information heretofore or hereafter disclosed by the other party (the "Disclosing Party") which such party knows or has reason to know is a trade secret, and other proprietary information owned by or licensed to the other party, including, but not limited to, information relating to the Product (including without limitation, information developed in preclinical and clinical studies) and licenses, patents, patent applications, technology or processes and business plans of the other party, including, without limitation, information designated as confidential in writing from one party to the other (all of the foregoing hereinafter referred to as "Confidential Information") and shall not use such Confidential Information except as permitted by this Agreement or disclose the same to anyone other than those of its officers, directors or employees as are necessary in connection with such party's activities as contemplated by this Agreement. Each party shall use the same efforts as such party would use to protect its own information and to ensure that its officers, directors and employees do not disclose or make any unauthorized use of such Confidential Information. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

         Section 8.2. LIMITATIONS ON CONFIDENTIALITY. The obligation of confidentiality contained in this Article VIII shall not apply to the extent that: i) the Receiving Party is required to disclose Confidential Information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; ii) the Receiving Party can demonstrate that the disclosed Confidential Information was, at the time of disclosure, already in the public domain other than as a result of actions or failure to act of the Receiving Party, its officers, directors or employees, in violation hereof; iii) the disclosed Confidential Information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party in connection with this Agreement; or iv) the disclosed Confidential Information was received by the Receiving Party on an unrestricted basis from a source which is not under a duty of confidentiality to the other Party.

         Section 8.3. DISCLOSURE REQUIRED BY LAW. In the event that the Receiving Party shall be required to make disclosure pursuant to the provisions of Section 8.2 (i) as a result of the issuance of a court order or other government process, the Receiving Party shall promptly, but in no event more than forty-eight (48) hours after learning of such court order or other government process, notify, by personal delivery or facsimile, all pursuant to
Section 9.4 hereof, the Disclosing Party and, at the Disclosing Party's expense, the Receiving Party shall: a) take all reasonably necessary steps requested by the Disclosing Party to defend against the enforcement of such court order or other government process, and b) permit the Disclosing Party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

         Section 8.4. EQUITABLE REMEDIES FOR BREACH OF CONFIDENTIALITY. The parties acknowledge that their failure to comply with the provisions of Section
8.1 may cause irreparable harm and damage to the name and reputation of the other party for which no adequate remedy may be available at law. Accordingly, the parties agree that upon a breach by a party of such provisions, the non-breaching party may, at its option, enforce the obligations of the breaching party under those provisions by seeking equitable remedies in a court of competent jurisdiction.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. FORCE MAJEURE. Neither of the parties to this Agreement shall be liable to the other party for any loss, injury, delay, damage or other casualty suffered or incurred by such other party due to strikes, lockouts, accidents, fire, delays in manufacture, transportation or delivery of material, embargoes, inability to ship, explosions, floods, war, governmental action or any other cause similar thereto which is beyond the reasonable control of such other party and any failure or delay by a party in the performance of any of its obligations under this Agreement shall not be considered a breach of this Agreement due to, but only so long as there exists, one or more of the foregoing causes; provided, however, that if Akorn cannot complete a Processing Run within ninety (90) days of the stated completion date due to any such cause, NeoPharm may cancel the order without liability to Akorn.

         Section 9.2. STATUS OF THE PARTIES. This Agreement shall not be construed to create between the parties hereto or their respective successors or permitted assignees the relationship of principal and agent, joint venturers, copartners or any other similar relationship, the existence of which is hereby expressly denied by each party. Neither party shall be liable to any third party in any way for engagement, obligation, contract, representation or transaction or for any negligent act or omission to act of the other except as expressly provided.

         Section 9.3. GOVERNING LAW. The provisions of this Agreement shall be governed in all respects by the laws of the State of Illinois.

         Section 9.4. NOTICE. All notices, proposals, submissions, offers, approvals, agreements, elections, consents, acceptances, waivers, reports, plans, requests, instructions and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing and shall be deemed to have been duly made or given when: a) delivered personally with receipt acknowledged;
b) sent by registered or certified mail or equivalent, return receipt requested;
c) sent by facsimile, cable or telex (which shall promptly be confirmed by a writing sent by registered or certified mail or equivalent, return receipt requested); or d) sent by recognized overnight courier for delivery within twenty-four (24) hours, in each case addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional address or facsimile as any party shall hereafter specify by Communication to the other parties:


                  To Akorn:         Akorn, Inc.
                                    2500 Millbrook Drive
                                    Buffalo Grove, Illinois 60089-4694
                                    Facsimile No. (847) 279-6123
                                    Attn: Antonio Pera

                  With a Copy to:   Tressler, Soderstrom, Maloney & Priess
                                    2100 Manchester Road, Suite 950

                                    Wheaton, Illinois 60187
                                    Facsimile No.: (630) 668-3003
                                    Attn:  William A. Kindorf, III

                  To NeoPharm:      Neopharm, Inc.
                                    150 Field Drive, Illinois 60045
                                    Facsimile No.: (847) 295-8854
                                    Attn: James Hussey

                  With a Copy to:   Ross & Hardies
                                    150 North Michigan Avenue
                                    Chicago, Illinois 60601-7567
                                    Facsimile No.: (312) 750-8600
                                    Attn: Scott Becker

Notice of change of address shall be deemed given when actually received, all other Communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received or on the date when delivered personally; (ii) one (1) day after being sent by facsimile, cable, telex (each promptly confirmed by a writing as aforesaid) or overnight courier; or (iii) four (4) business days after mailing (except that in the case of any communication given to a person with an address outside the United States, then ten (10) business days after mailing).

         Section 9.5. LEGAL CONSTRUCTION. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         Section 9.6. ENTIRE AGREEMENT, MODIFICATIONS, CONSENTS, WAIVERS. This Agreement, together with the Schedules hereto, contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Each party hereto may, by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement to be performed or complied with by such other party. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Neither anything in this Agreement nor the execution or performance hereof shall be deemed to prejudice in any way, and each party hereto expressly reserves, any and all rights, remedies and claims which each party may now or hereafter have against or with respect to the other party or any of such other party's Affiliates, relating to any matter which is not expressly covered by this Agreement.

         Section 9.7. SECTION HEADINGS; CONSTRUCTION. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this agreement. The words "hereby", "herein", "herein above", "hereinafter", "hereof" and "hereunder", when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

         Section 9.8. EXECUTION COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

         Section 9.9. BINDING EFFECT, ASSIGNMENT. Neither party may directly or indirectly assign, delegate, encumber or in any other manner transfer any of its rights, remedies, obligations, liabilities or interests in or arising under this Agreement, without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Any attempted assignment, delegation, encumbrance or other transfer in violation of this Agreement shall be void and of no effect and shall be a material breach hereof. In the event Akorn sells the Facility to a third party, Akorn agrees that it shall cause such third party to agree in writing to assume Akorn's responsibilities hereunder.



                                 * * * * * * * *


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.


AKORN, INC.                                          NEOPHARM, INC.

By:_______________________                  By:___________________________

Its:______________________                  Its:__________________________